United States

Securities and Exchange Commission
Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report:  October 16, 2018
(Date of Earliest Event Reported)

REALTY INCOME CORPORATION
(Exact name of registrant as specified in its charter)

Maryland	1-13374	33-0580106
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

11995 El Camino Real, San Diego, California 92130
(Address of principal executive offices)

(858) 284-5000
(Registrant’s telephone number, including area code)

N/A
(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

☐

Item 5.02        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Sumit Roy as Chief Executive Officer

On October 16, 2018, the Board of Directors (the “Board”) of Realty Income Corporation (the “Company”) appointed Sumit Roy, the Company’s President and Chief Operating Officer, as Chief Executive Officer and to the Board, succeeding John P. Case. Mr. Roy will continue to serve as President. In connection with Mr. Roy’s appointment, the Company increased Mr. Roy’s annual base salary from $550,000 to $850,000 per annum and increased Mr. Roy’s target annual cash bonus for the remainder of 2018 to $1,487,500, which will be pro rated for the period from October 16, 2018 through December 31, 2018.  In addition, the Company granted to Mr. Roy an award of 34,752 restricted shares of the Company’s common stock which will vest 50% on each of October 16, 2021 and 2022, subject to Mr. Roy’s continued employment with the Company through the applicable vesting date.

Information about Mr. Roy, including a biographical summary, information about positions and offices he has held with the Company, his prior compensation arrangements with the Company, and information about his business experience, may be found in the Company’s definitive proxy statement for the 2018 Annual Meeting of Stockholders on Schedule 14A filed on April 2, 2018.

Departure of John P. Case as Chief Executive Officer and Director

On October 16, 2018, the Company and John P. Case agreed that Mr. Case would depart from his role as Chief Executive Officer of the Company and resign as a member of the Board, in each case, effective immediately. In connection with his departure, on October 16, 2018, the Company and Mr. Case entered into a Severance Agreement and General Release (the “Severance Agreement”). Pursuant to the terms of the Severance Agreement, which includes a general release of claims by Mr. Case in favor of the Company, Mr. Case is eligible to receive: (a) a lump-sum cash severance payment of $8,290,792, and (b) group medical insurance paid for by the Company through the earlier of October 31, 2019 or until Mr. Case is covered by another group medical insurance plan. Each outstanding Company equity-based award held by Mr. Case as of the date of termination will be treated in accordance with the terms of the applicable award agreements as though Mr. Case incurred a termination of employment pursuant to Section 10(c) of Mr. Case’s Amended and Restated Employment Agreement with the Company (as amended, the “Employment Agreement”).

The Severance Agreement also provides that Mr. Case will comply with certain existing confidentiality and non-solicitation covenants contained in the Employment Agreement and will not disclose any information or provide any assistance or support to, or collaborate with, any person or entity that undertakes to effect a change in control of the Company or that seeks to influence the management or policies of the Company.  The Severance Agreement also includes a mutual non-disparagement covenant between Mr. Case and the Company.

The foregoing description of the Severance Agreement is not, and does not purport to be, complete and is qualified in its entirety by reference to a copy of the Severance Agreement filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 7.01        Regulation of FD Disclosure.

On October 16, 2018, the Company issued a press release announcing the appointment of Mr. Roy as Chief Executive Officer and the departure of Mr. Case. A copy of this press release is furnished herewith as Exhibit 99.1.

The information in Item 7.01 of this Current Report on Form 8-K and the information contained in Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and is not incorporated by reference into any of the Company’s filings under the Securities Act of 1933, as amended, whether made before or after the date hereof, regardless of any general incorporation language in any such filing.

Item 9.01        Financial Statements and Exhibits

(d)  Exhibits

10.1	Severance Agreement and General Release, dated October 16, 2018

99.1	Press Release issued by Realty Income Corporation dated October 16, 2018

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 17, 2018	REALTY INCOME CORPORATION

	By:	/s/ MICHAEL R. PFEIFFER
Michael R. Pfeiffer
Executive Vice President, General Counsel and Secretary